EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 24, 2006, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Superior Uniform Group, Inc. and subsidiary on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Superior Uniform Group, Inc. and subsidiary on Form S-8 (File No. 333-105906, effective June 6, 2003).

/s/ GRANT THORNTON LLP

Tampa, Florida
February 24, 2006